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                                                              EXHIBIT 4.04


No. ______________________                         $________________


                            BLACK HILLS CORPORATION

         FIRST MORTGAGE BOND, SERIES ___, _____%, DUE __________, _____

     BLACK HILLS CORPORATION (hereinafter called the "Company"), a corporation organized and existing under the laws of the State of South Dakota, for value
received, hereby promises to pay to                                         ,
or registered assigns, on the ____ day of ________, _____, at the principal corporate trust office of the Trustee, in the Borough of Manhattan, The City of
New York,                              Dollars, in any coin or currency of the
United States of America which at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the date hereof, at the rate of _____ percent, per annum (computed on the basis of a 360-day year of 12 thirty-day months), payable at said principal office of the Trustee in like coin or currency semi-annually on ___________ and ______________ in each year until the principal hereof shall have become due and payable, and thereafter if default be made in the payment of such principal, at the rate of _____ percent, per annum until the principal hereof shall be paid. The first interest payment shall be due ___________, ____ and shall include interest from the date of initial authentication and delivery thereof.

     This Bond is one of an authorized issue of Bonds of the Company known as its "First Mortgage Bonds", issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by an Indenture of Mortgage and Deed of Trust dated as of September 1, 1941 executed by the Company to Central Hanover Bank and Trust Company (subsequently known as The Hanover Bank and herein, with its successor by merger, Chemical Bank, called the "Trustee"), as Trustee, as supplemented and amended by Supplemental Indentures dated as of July 15, 1945, January 15, 1948, January 15, 1949, March 1, 1950, March 1, 1952, July
1, 1956, May 1, 1957, May 1, 1959, April 1, 1960, August 1, 1960, June 1, 1961,
October 1, 1962, May 1, 1963, June 1, 1969, June 15, 1974, August 1, 1974, July
15, 1975, May 1, 1976, February 15, 1977, April 1, 1977, June 1, 1977, July 14,
1982, September 1, 1986, April 13, 1987, June 15, 1988, May 15, 1991, June 1,
1991 and ____________________ (said Original Indenture as so supplemented and amended being hereinafter collectively called the "Indenture"), to which Indenture and all further instruments supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the holders of said Bonds and the coupons appurtenant to coupon Bonds, if any, and of the Trustee and of the Company in respect of such security, and the terms and conditions upon which said Bonds are and are to be issued and secured.

     As provided in the Indenture, said Bonds are issuable in series which may vary as in the Indenture provided or permitted. This Bond is one of a series of Bonds authorized by

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the ___________________ Supplemental Indenture and entitled "First Mortgage
Bonds, Series ___, ______%, due __________, ____" (the "Series ____ Bonds").

     To the extent permitted by the Indenture and as provided therein, with the consent of the Company and upon the written consent or affirmative vote of at least sixty-six and two-thirds percent in principal amount of the Bonds then outstanding and entitled to consent, and of not less than sixty-six and two-thirds percent, in principal amount of the Bonds then outstanding and entitled to consent of each series affected thereby in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, the rights and obligations of the Company and of the holders of Bonds and coupons appurtenant to coupon Bonds, and the terms and provisions of the Indenture and of any instrument supplemental thereto may be modified from time to time, provided that no such modification or alteration shall be made which would postpone the date fixed herein or in the Indenture for the payment of the principal of, or any installment of interest on, the Bonds, or reduce the principal of, or the rate of interest payable on, the Bonds, or reduce the percentage of the principal amount of Bonds the consent of which is required for the authorization of any such modification or alteration, without the consent of all of the holders affected thereby. The rights, duties or immunities of the Trustee shall not be modified without the written consent of the Trustee.

     Consent Bonds.
     -------------

     The Holders, including any successor Holders, of these Series _____ Bonds to be issued under the terms of the _______________ Supplemental Indenture, by becoming such Holders shall be deemed to have consented to the Twenty Eighth Supplemental Indenture ("Proposed Supplement"), a copy of which is attached as Exhibit A to the _____________ Supplemental Indenture authorizing this Series of Bonds. This provision does hereby constitute a written consent of the Holders, including all successor Holders, of the Series ____ Bonds to the execution and adoption of the Proposed Supplement under the provisions of Section 18.11 of the Indenture, and such consent is received by the Trustee as a consent for the Trustee to execute the Proposed Supplement in lieu of the holding of a meeting of Bondholders pursuant to Article Eighteen of the Indenture.

     Optional Redemption.
     -------------------

     [To be included if the Series includes optional redemption provisions]

     The Bonds of this Series are subject to redemption, in whole or in part, at the option of the Company on (but not before) ______________, _____ or at any time thereafter, upon at least thirty (30) days and not more than fifty (50) days notice, mailed to all registered owners of the Bonds of this Series to be redeemed, at their respective addresses as the same shall appear on the Bond register of the Company, all subject to the conditions and as more fully provided in the Indenture, upon payment of accrued interest to the redemption date plus the applicable percentage of the principal amount thereof set forth below:

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                     If Redeemed During
                       12-Month Period
                          Beginning                Percentage
                      ----------------             ----------





     Mandatory sinking fund.
     -----------------------

   [To be included if the Series includes mandatory sinking fund provisions]

     The Bonds of Series ____ are subject to redemption, pursuant to the terms of the mandatory sinking fund provided for in the ____________ Supplemental Indenture, on ____________, ______ and on each ____________ thereafter, at 100%
of the principal amount thereof plus accrued interest to the redemption date in the following respective principal amounts:

              Date                      Principal Amount
              ----                      ----------------




No premium shall be payable in connection with any payment made pursuant to this Section.

     Pursuant to the provisions of Section 8.08 of the Indenture, the Series ____ Bonds are further subject to redemption, in whole or in part, by application of monies deposited with the Trustee in certain cases for the release of properties from the lien of the Indenture, at any time with the giving of the requested notice. Monies applied to the redemption of Series ____ Bonds pursuant to Section 8.08 of the Indenture on or before ______________, _____ shall be applied at a redemption price equal to 100% of the principal amount of the Bonds of Series ___ to be redeemed, plus accrued interest to the redemption date. Monies applied to the redemption of Series ___ Bonds pursuant to the provisions of Section 8.08 of the Indenture on or after ___________, _____, shall be applied at a redemption price equal to the applicable percentage of the principal amount of the Series ___ Bonds to be redeemed set forth under the Option Redemption paragraph of this Series ___ Bond plus accrued interest to the redemption date.

      [Redemption provisions to be consistent with any Optional Redemption provisions of the Series.]

     The particular Series ____ Bonds to be redeemed from time to time shall be selected by the Trustee in the amount of $1,000 or an integral multiple thereof and as nearly as practicable pro rata among the registered holders of such Series ___ Bonds according to the respective principal amounts of such Bonds.

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     If this Bond or any portion thereof ($1,000 or a multiple) shall be duly called for redemption as provided in the Indenture, this Bond or such portion thereof shall (unless the Company shall default in the payment of the redemption price) cease to bear interest from and after the date fixed for redemption.

     Upon any partial redemption of this Bond, this Bond may, at the option of the registered holder hereof, be either (a) surrendered to the Trustee in exchange for one or more new Bonds of this Series for the principal amount of the unredeemed portion of this Bond or (b) submitted to the Trustee for notation hereon by the Trustee of the payment of the portion of the principal hereof so called for redemption.

     If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in the Indenture.

     This Bond is transferable by the registered owner hereof in person or by attorney authorized in writing, at said principal corporate trust office of the Trustee, upon surrender for cancellation of this Bond and on payment of charges, and upon any such transfer a new Bond or Bonds, of the same series, for the same aggregate principal amount, will be issued to the transferee in exchange herefor.

     First Mortgage Bonds, Series ___, ______%, due _________, _____, are issuable as fully registered Bonds without coupons of the denominations of $1,000 and any multiple of $1,000 which may be executed by the Company and delivered to the Trustee for authentication and delivery. The Series ___ Bonds, upon surrender thereof to the Trustee at its principal corporate trust office in the Borough of Manhattan, The City of New York, are exchangeable for other Bonds of the same series in such authorized denomination or denominations in the same aggregate principal amount, as may be requested by the holders surrendering the same.

     The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, for the purpose of receiving payment of or on account of the principal hereof and interest due hereon, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of or the interest on this Bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture or of any indenture supplemental thereto, against any incorporator, stockholder, director or officer, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever; all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, as more fully provided in the Indenture; provided, however, that nothing herein or in the Indenture contained shall be taken to prevent recourse to and the enforcement of the

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liability, if any, of any shareholder or any stockholder or subscriber to capital stock upon or in respect of shares of capital stock not fully paid up.

     This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee, or its successor as Trustee, under the Indenture.

     IN WITNESS WHEREOF, the Company has caused this Bond to be signed in its name by its President or one of its Vice Presidents, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.

     Dated:                     BLACK HILLS CORPORATION,


                                By___________________________________________

                                  President

ATTEST:

- ------------------------------------
Secretary

               (FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION)

     This is one of the Bonds, of the series designated therein, described in the within mentioned Indenture.

                                CHEMICAL BANK, as Trustee,


                                By___________________________________________

                                  Authorized Officer

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